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                                   Exhibit B
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                      DIRECTORS AND EXECUTIVE OFFICERS OF
                 BAYER BETEILIGUNGSVERWALTUNGSGESELLSCHAFT MBH

     The name and present principal occupation or employment of each of the directors and executive officers of Bayer Beteiligungsverwaltungsgesellschaft mbH are set forth below. The business address of each such person is Bayer Aktiengesellschaft, D-51368 Leverkusen, Federal Republic of Germany. All such persons are citizens of the Federal Republic of Germany.

Name                                 Present Principal Occupation
---------------------------------    ------------------------------------

Peter Mueller....................    Managing Director; Head of Corporate
                                     Finance Department, Bayer AG.
Klaus Kuehn......................    Managing Director; Chief Financial
                                     Officer, Bayer AG.